EXHIBIT 99.2

SELECTED FINANCIAL DATA OF GTG PC HOLDINGS, LLC AND ITS SUBSIDIARIES FOR THE THREE AND SIX MONTHS ENDED JULY 2, 2005 and July 3, 2004

GTG PC Holdings, LLC and its subsidiaries (“MPC”) maintain a 52-or 53-week fiscal year ending on the Saturday closest to December 31. For simplicity of presentation, we use the following terminology for our fiscal periods: the three months ended July 2, 2005 is the 13-week period then ended; the six months ended July 2, 2005 is the 26-week period then ended, the three months ended July 3, 2004 is the 13-week period then ended; the six-months ended July 3, 2004 is the 26-week period then ended; Fiscal 2004 is the 52-week period ended January 1, 2005; Fiscal 2003 is the 53-week fiscal year ended January 3, 2004; Fiscal 2002 is the 52-week fiscal year ended December 28, 2002.

The historical financial statements of MPC for the three and six months ended July 2, 2005 and July 3, 2004 are unaudited, and are found elsewhere in the Form 8-K to which this document is a part and this discussion qualified by reference to, and should be read in conjunction with, such consolidated financial statements.

Second Fiscal Quarter 2005 vs. 2004 Highlights

	Second Quarter			Year to Date (6 months)
	2005	2004	% Change	2005	2004	% Change
Net Sales	$87,839,848	$112,690,446	-22.1%	$157,720,332	$207,765,816	-24.1%
Cost of Goods Sold	$77,214,031	$98,861,026	-21.9%	$138,965,060	$182,741,651	-24.0%
Gross Margin	$10,625,817	$13,829,420	-23.2%	$18,755,272	$25,024,165	-25.1%
Gross Margin %	12.1%	12.3%	-1.4%	11.9%	12.0%	-1.3%

Operating Expenses	$13,931,680	$16,220,736	-14.1%	$26,676,889	$31,532,288	-15.4%
Operating Expenses as % Revenue	15.9%	14.4%	-10.2%	16.9%	15.2%	-11.4%

Net Loss	$(3,962,454)	$(2,891,052)	-37.1%	$(8,988,002)	$(7,564,891)	-18.8%

GTG PC HOLDINGS MANAGEMENT’S DISCUSSION AND ANALYSIS

OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

FOR THE THREE AND SIX MONTHS ENDED JULY 2, 2005

Unless otherwise indicated, all references below to the consolidated financial statements and related notes of MPC refer to those of GTG PC Holdings, LLC and its subsidiaries, including MPC Computers, LLC, collectively MPC, included in the proxy statement of HyperSpace Communications, Inc. filed with the Securities and Exchange Commission on July 12, 2005, and the consolidated financial statements and related footnotes for the three and six months ended July 2, 2005 found elsewhere in the Form 8-K to which this document is a part. This analysis should be read in conjunction with MPC’s consolidated financial statements and notes.

This discussion contains “forward-looking statements” within the meaning of federal securities laws that involve risks and uncertainties, including statements regarding MPC’s plans, objectives, goals, strategies and financial performance. MPC based these statements on assumptions that MPC considers reasonable. MPC’s actual results could differ materially from the results anticipated in these forward-looking statements as a result of many factors, including those discussed in the proxy statement relating to MPC’s merger with HyperSpace Communications, Inc. filed with the SEC on June 17, 2005, under the heading “Risks Related to MPC’s Business,” “Unaudited Pro Forma Financial Information” and elsewhere in this document.

For periods prior to January 1, 2005 relating to actual results of GTG PC Holdings and MPC, GTG PC Holdings was organized as a limited liability company that elected to be taxed as a partnership for federal and state income tax purposes. This resulted in all tax attributes for these periods having been passed through to the members of GTG PC Holdings. Accordingly, MPC’s historical consolidated statements of operations have not included a provision for income taxes, as MPC’s net income was included in the taxable income or loss of GTG PC Holdings’ members. Effective January 2, 2005, GTG PC Holdings will be taxed as a C corporation and as such will be subject to federal and state income tax in future periods.

Overview

MPC is a provider of computing solutions to customers in the US Federal Government, state and local government and education and mid-market enterprise markets, offering a broad range of customized computing products and services, including hardware, software and related support services. MPC manufactures, markets and sells desktop and notebook personal computers (PCs) and other mobile computing products, NetFRAME® servers and DataFRAME™ storage solutions. MPC’s suite of services includes PC-related support (technical support, parts replacement, infrastructure deployment and recycling) as well as information technology (IT) consultative services such as network security assessments. In addition to manufacturing PCs, servers and storage devices through its build-to-order manufacturing process, MPC fulfills its customers’ requirements for third party products, including peripherals and software solutions.

MPC’s management focuses on several key financial metrics at both the aggregate and customer level in analyzing performance, including net sales, gross profit margin, operating expenses as a percentage of net sales and detailed cash flow analysis.

Statement of Operations for the Three and Six Months Ended July 2, 2005 and July 3, 2004 (Unaudited)

	Second Quarter					Year to Date (6 months)
		2005		2004	% Change		2005		2004	% Change
Net Sales		$87,839,848		$112,690,446	-22.1%		$157,720,332		$207,765,816	-24.1%
Cost of Goods Sold		$77,214,031		$98,861,026	-21.9%		$138,965,060		$182,741,651	-24.0%
Gross Margin		$10,625,817		$13,829,420	-23.2%		$18,755,272		$25,024,165	-25.1%

Selling, General & Administrative		$12,268,156		$14,389,520	-14.7%		$23,236,809		$27,646,705	-16.0%
Research & Development		$1,109,127		$1,236,007	-10.3%		$2,353,404		$2,656,768	-11.4%
Depreciation & Amortization		$554,397		$595,209	-6.9%		$1,086,676		$1,228,815	-11.6%
Total Operating Expenses		$13,931,680		$16,220,736	-14.1%		$26,676,889		$31,532,288	-15.4%

Operating Loss		$(3,305,863)		$(2,391,316)	-38.2%		$(7,921,617)		$(6,508,123)	-21.7%

Interest Expense		$(656,591)		$(499,736)	-31.4%		$(1,066,385)		$(1,056,768)	-0.9%
Net Loss Before Income Tax		$(3,962,454)		$(2,891,052)	-37.1%		$(8,988,002)		$(7,564,891)	-18.8%
Income Tax Benefit	$	-----	$	----		$	----	$	----
Net Loss		$(3,962,454)		$(2,891,052)	-37.1%		$(8,988,002)		$(7,564,891)	-18.8%

Net Sales: Net Sales for the three and the six-months ended July 2, 2005 declined approximately 22% and 24%, respectively, compared to the same periods for 2004. Most of the decline was attributable to reduced MPC sales to two key Federal agencies, primarily due to budgetary constraints within the agencies and changes in the procurement process that adversely affected sales of MPC products. The decline was also due in part to lower sales to state, local and education customers, a market which is experiencing intense price competition and continued declines in the average selling prices of PC’s. MPC also chose not to participate in certain business opportunities where the sales prices would have resulted in unacceptable margins. MPC expects PC ASPs to continue to decline throughout the remainder of 2005 and for the foreseeable future based on competitive pressures. In March 2005, MPC signed an agreement to distribute the HyperSpace software to its customers. To date, there have only been immaterial software sales.

Gross Profit Margin: Gross profit margin for the three and six month periods for both years remained relatively flat at approximately 12%.

Operating Expenses: Operating Expenses were down approximately 14% for the three-month period and 15% for the six-month period compared to 2004, largely due to lower sales compensation on reduced sales, eliminating duplicate management positions as a result of the Omni-Tech acquisition and the elimination of a management fee paid to MPC’s owner – Gores Technology Group (“GTG”) – prior to the merger with HyperSpace. Research and development expenses also were reduced due to a decrease in tooling and certification expenses. Depreciation and amortization expenses decreased for the six-month period of 2005 compared to the same period in 2004 as a result of reduced amortization from acquired intangibles as shorter lived intangibles became fully amortized.

Operating expenses as a percentage of net sales increased for both periods compared to 2004 due to the fact that MPC was unable to reduce certain costs – fixed in the short term – as fast as the decline in sales in the equivalent periods.

Interest Expense, Net.   Interest expense was flat for the six-month period compared to 2004, but was higher by more than 30% for the three-month period due to expenses in connection with the establishment of the new line of credit and higher interest rates.

Taxes.   GTG PC Holdings was not required to provide for income tax expense prior to January 2, 2005 because it had elected to be taxed as a partnership. Beginning January 2, 2005, GTG PC Holdings became required to record income tax expense. No expense was recorded for the three or six month periods in 2005 because of the losses on operations, and no tax benefit was recorded because the realization of such tax benefits is highly uncertain. Prior to January 2, 2005, GTG PC Holdings was taxed as a partnership and all tax attributes passed through to its members.

Liquidity and Capital Resources

In 2005 and late 2004, MPC has operated with limited borrowing availability under its line of credit. MPC’s liquidity depends on the timing of shipment of sales orders and collections of accounts receivable, operating margins obtained on sales, and borrowing availability. MPC has operated under such conditions due to low operating margins experienced in the PC industry, declining average selling prices for desktops and laptops, cash used for fundraising initiatives, including the merger with HyperSpace, and the cash withdrawn by Gores Technology – MPC’s owner prior to the merger with HyperSpace - over the last several years.

In recent periods, MPC has typically borrowed the maximum daily amount available under its line of credit and believes that trend will continue until additional funds are invested into the business. MPC’s liquidity had therefore been strained and MPC has from time to time managed its cash position by extending payments to suppliers, some of whom have placed MPC on credit hold, which has delayed delivery of components to MPC’s manufacturing facility until payments were made. This practice has affected supplier relationships, component delivery schedules and credit terms.

Subsequent to the end of the second quarter of 2005 and after the merger with HyperSpace was consummated, MPC reduced certain overhead expenses. These included staff reductions in roles that were not critical to revenue production. These efficiency initiatives are expected to result in a reduction of $4 million on an annualized basis. In conjunction with the staff reductions, MPC will incur approximately $0.5 million in severance costs.

As of July 2, 2005, MPC had $3 million in cash and cash equivalents, which constituted an increase of $0.8 million, compared to $2.2 million as of January 1, 2005. During the same period, the amount outstanding on the debt facility with Wells Fargo Foothill decreased by approximately $8 million to $22 million. Offsetting this was an increase in accounts payable over the same period by approximately $10 million.

As of July 2, 2005, MPC had a secured, asset-based revolving line of credit facility with Wells Fargo Foothill, Inc providing for loan advances and standby letters of credit totaling $50 million. The credit agreement was originally entered into on May 31, 2001 and was scheduled to expire on May 31, 2006.

Subsequent to the end of the six-month period but prior to the consummation of the merger in July 2005, MPC replaced this credit facility with a new three-year facility provided by Wachovia Capital Finance Corporation. This facility, like the prior facility, is secured by a pledge of essentially all of MPC’s assets and is subject to certain financial covenants including required earnings before interest, taxes, depreciation and amortization (“EBITDA”). The Wachovia facility provides a higher maximum credit of $60 million and MPC believes a more favorable interest expense determination. The availability to borrow funds under the Wachovia credit facility is subject to a borrowing base calculated based on eligible receivables and inventory. On a daily basis, MPC is often borrowing the maximum amount available under the credit facility. MPC has $7.7 million in standby letters of credit issued as collateral against credit lines established with some of its vendors under its credit facility, which amount is applied against the available credit.

At the time of the HyperSpace merger with MPC, HyperSpace became a guarantor of the Wachovia Credit facility and was required to invest $1.5 million in MPC. Subsequent to the consummation of the merger, HyperSpace has invested $2 million into MPC.

From March 2005, MPC incurred costs relating merger with HyperSpace. MPC has three categories of costs that it incurred with respect to the proposed merger:

•

Fixed Costs to Closing: MPC incurred legal, proxy, accounting, filing, tax, travel and other costs by pursuing the merger with HyperSpace and seeking the appropriate regulatory approvals. These approximated $500,000 and have either been paid or are included in the accounts payable balance at July 2, 2005.

•	Variable Costs to Closing: MPC became liable to Friedman Billings Ramsey (“FBR”), its investment banking firm, upon the consummation of the merger. MPC owes FBR approximately $875,000 for its services in this regard. This is not included on the balance sheet at July 2, 2005 as the merger transaction had not closed as of that date. In addition, HyperSpace has issued FBR warrants to purchase 100,000 shares of HyperSpace’s common stock with a five year life and exercisable at $3 per share.

•

Costs after Closing: MPC expects to incur increased costs by virtue of being part of a public company. These costs include additional D&O insurance, increased costs relating to compliance particularly to integrate the merged companies’ internal controls and procedures to comply with the relevant provisions of the Sarbanes-Oxley Act of 2002, increased legal and audit costs, increased board of director and audit committee expenses.

HyperSpace and MPC are actively exploring alternatives to increase the combined company’s liquidity. As announced on September 13, 2005, HyperSpace intends to offer, subject to market and other conditions, a new issue of approximately $30 million aggregate principal amount of 5-year convertible subordinated notes. The securities will be issued under Regulation D of the Securities Act of 1933, in private placements to qualified institutional buyers. The securities will be convertible into shares of HyperSpace Communications common stock at a premium to the market price on the date of the pricing of the securities. HyperSpace and MPC intend to use the net proceeds of this offering for general corporate purposes, including, among others, the reduction of outstanding indebtedness, working capital, capital expenditures and potential acquisitions.

There can be no assurance that HyperSpace and MPC will be able to secure alternate sources of financing on acceptable terms. If HyperSpace and MPC are unable to obtain additional liquidity from third party financing sources, it will be difficult for MPC to cure its liquidity needs in the short term since the PC industry is characterized by low operating margins. Continuing liquidity constraints could negatively impact MPC’s business and results of operations.

The chart below summarizes MPC’s cash flows from operating activities, investing activities and financing activities for the six months periods ended July 2, 2005 and July 3, 2004.

Summary Statement of Cash Flows (Unaudited and In Thousands)
	For the Six Months Ended
	July 2, 2005	July 3, 2004
OPERATING ACTIVITIES
Net Loss	$(8,988)	$(7,565)
Adjustments to reconcile net loss to net cash provided by operating activities	$18,154	$17,761
Net Cash Provided By Operating Activities	$9,166	$10,196

INVESTING ACTIVITIES
Purchase of Property and Equipment	$(206)	$(1,117)
Net Cash Used in Investing Activities	$(206)	$(1,117)

FINANCING ACTIVITIES	$(8,167)	$(9,149)
Net Cash Used in Financing Activities	$(8,167)	$(9,149)

Net cash increase (decrease) for period	$793	$(70)

Cash at beginning of period	$2,240	$5,230

Cash at end of period	$3,033	$5,160

Cash paid for interest	$1,128	$915

Cash paid for income taxes	$-	$-

Cash Flows from Operating Activities.

MPC’s cash flows from operating activities were negatively affected by a $1.4 million increase in net loss in the six months ended July 2, 2005 compared to the corresponding period in 2004. Also increasing MPC’s uses of cash in operating activities was an approximately $7 million increase in inventory for the six months ended July 2, 2005 compared to a decrease of $2.2 million for the six months ending July 3, 2004. The increase was the result of MPC’s better management of its supply chain and a lower volume of sales. Offsetting these increases was a reduction in the accounts receivable balances by $9.1 million and an increase in accounts payable amounts outstanding by $12.2 million, in each case for the six months ending July 2, 2005 compared to July 3, 2004. Accounts receivable fell due to lower sales volume and accounts payable increased due to an increase in days payable outstanding, which was caused by MPC’s liquidity constraints.

Cash Flows Used in Investing Activities.

The reduction net cash used in investing activities reflects a reduction in capital expenditures due to liquidity constraints.

Cash Flows Used in Financing Activities.

Almost all of net cash used in financing activities reflects a reduction in the amounts outstanding on MPC’s credit facility for the six month periods ended July 2, 2005 and July 3, 2004.

Contractual Obligations

MPC is obligated to make future payments under various contracts, such as operating leases, royalty and licensing agreements and unconditional purchase obligations. The following represents MPC’s contractual commitments as of July 2, 2005:

Contractual Cash Obligations	Total	< 1 Year	1 -3 Years		3 - 5 Years		> 5 Years
Long-term debt obligations(1)	$24,385	$21,891	$2,494	$		$	----
Operating leases	2,216	1,981	123		112		----
Royalty/licensing agreements(2)	278	278
Estimated purchase obligations(3)	22,761	22,761
Amounts due to FBR (4)	875	875

Total contractual cash obligations	$50,515	$47,786	$2,617		$112	$	----

(1)

Represents (a) a promissory note payable to Omni Tech issued in connection with the MPC-S acquisition, (b) capital leases and (c) the outstanding amounts due under MPC’s existing credit facility with Wells Fargo Foothill. The promissory note is due in one lump sum on August 19, 2006. Interest on the note is to be paid quarterly using the prime rate, as reported in the Wall Street Journal on the business day immediately preceding the start of each quarter, plus three-quarters of one percent (0.75%). Payment by MPC of the amounts due on the promissory note is subject to a current dispute between MPC and Omni Tech based on working capital adjustments as provided for in the MPC-S acquisition agreement. In addition, the amount represents principal and interest payments due under capital lease obligations for equipment purchases and other long-term debt. The interest rate on the line of credit is Wells Fargo’s “prime rate” plus 1.25%. Subsequent to July 2, 2005, MPC terminated the Wells Fargo Foothill Credit Facility and entered a new facility with Wachovia Financial on similar terms.

(2)

MPC has royalty-bearing license agreements that allow it to sell certain hardware and software that is protected by patent, copyright or license. Royalty costs are accrued and included in cost of goods sold when products are shipped or amortized over the period of benefit when the license terms are not specifically related to the units shipped.

(3)

Purchase obligations include agreements to purchase goods or services that are enforceable, legally binding and specify all significant terms, including: the quantity to be purchased, the price to be paid and the timing of the purchase. These figures exclude agreements or amounts that are cancelable without penalty. The materials purchase obligation portion of this amount represents approximately four weeks of supply in MPC’s manufacturing channel.

(4)	These amounts are due to FBR with respect to fees earned from the merger with HyperSpace.

Subsequent to the merger with HyperSpace, the Board of Directors approved a Management Incentive Plan for certain key MPC and HyperSpace employees for the remaining six months of fiscal 2005. No amounts are accrued as of July 2, 2005 as no amounts were earned. A final determination of the amount earned will be determinable after the close of results for fiscal 2005. Should the maximum amount be earned, HyperSpace and MPC will be liable for approximately $1.1 million in incentives.

After the consummation of the merger with HyperSpace, certain members of MPC’s management were awarded stock compensation. As part of this non-cash award, MPC will be liable for payroll withholding taxes as the amounts vest and stock is delivered to employees. MPC expects to incur approximately $125,000 in such costs in early 2006. MPC may agree to assist employees by paying all or a portion of their taxes due on such stock awards.

Off-Balance Sheet Arrangements and Guarantees

MPC is not party to any off balance sheet transactions, other than guarantees in the normal course of business or indemnities.

During MPC’s normal course of business, it has made certain indemnities, commitments and guarantees under which it may be required to make payments in relation to certain transactions. These include (i) intellectual property indemnities to its customers and licensees in connection with the use, sale and/or license of our products, (ii) indemnities to its lessors in connection with our facility leases for certain claims arising from such facilities or leases, (iii) indemnities to vendors and service providers pertaining to claims based on its negligence or willful misconduct, and (iv) indemnities involving the accuracy of representations in certain contracts. The duration of these indemnities and commitments in certain cases may be indefinite. The majority of these indemnities and commitments do not provide for any limitation of the maximum potential for future payments MPC could be obligated to make. MPC has not recorded any liability for these indemnities and commitments in the accompanying consolidated financial statements.

Under MPC’s Limited Liability Company Agreement, it has agreed to indemnify its officers and directors in connection with activities on behalf of MPC. The maximum potential amount of future payments MPC could be required to make under these indemnification agreements is unlimited. However, MPC has directors and officers’ liability insurance policies that limit exposure and enable it to recover a portion of any future amounts paid. As a result of MPC’s insurance policy coverage, MPC believes the estimated fair value of these indemnification agreements is minimal and has no liability recorded for these agreements as of July 2, 2005.

Critical Accounting Policies and Estimates

The preparation of MPC’s financial statements and related disclosures in conformity with generally accepted accounting principles and the discussion and analysis of MPC’s financial condition and results of operations requires MPC’s management to make judgments, assumptions and estimates that affect the amounts reported in its consolidated financial statements and accompanying notes. Note 2 to MPC’s consolidated financial statements, found elsewhere in the Form 8-K to which this document is a part, summarizes the significant accounting policies and methods used in the preparation of MPC’s consolidated financial statements.

MPC’s management believes the following to be critical accounting policies whose application has a material impact on MPC’s financial presentation. That is, they are both important to the portrayal of MPC’s financial condition and results and they require MPC’s management to make judgments and estimates about matters that are inherently uncertain. Accordingly, actual results could differ significantly from those estimates under different assumptions and conditions.

Revenue Recognition.   Net revenue includes sales of hardware, peripherals, services (including extended or enhanced service contracts and professional services) and third-party software products (licenses, software maintenance and support). For sales of extended warranties and enhanced service contracts that are sold with related hardware and with a separate price, MPC defers revenue equal to the separately stated price. MPC recognizes revenue on hardware and peripherals, net of an allowance for estimated returns, when both title and risk of loss transfer to the customer, provided that no significant obligations remain. Revenue from extended warranty and service contracts, for which MPC is obligated to perform is recorded as deferred revenue and subsequently recognized over the term of the contract or when the service is completed. The amount recognized on a month-to-month basis within this term represents management’s best estimate of how it will perform its obligations in future revenue periods. This is based on past historic trends and other factors likely to have a future impact on warranty claims. The actual rate of warranty claims could differ materially from managements’ estimates. For FOB destination agreements, which include all sales to the US Federal Government and some sales to State, Local and Education customers, the Company also defers the cost of product revenue for in-transit shipments until the goods are delivered and revenue is recognized. In-transit product shipments to customers are included in inventory on the Company’s consolidated statement of financial position.

MPC recognizes revenue on third party software products for which it is primarily obligated to perform in accordance with Statement of Position (SOP) 97-2, “Software Revenue Recognition,” as amended, and other authoritative guidance. MPC recognizes revenue on third party software products when all of the following criteria are met: there is persuasive evidence of an arrangement; the product has been delivered; MPC no longer has significant obligations with regard to implementation; the fee is fixed and determinable; and collectibility is probable. Delivery is considered to have occurred when title and risk of loss have been transferred to the customer, which generally occurs when media containing the licensed programs is provided to a common carrier. The value of maintenance is determined based on stated renewal rates and a comparison of the stated price of maintenance to any software sold in a related transaction. In those situations where licenses and maintenance are bundled, MPC uses the residual method.

Service revenues from software maintenance and support are recognized ratably over the maintenance term, which in most cases is one year. Term licenses are recognized ratably over the term of the related arrangement.

Receivables, Net.   Accounts receivable are recorded at the invoiced amount and do not bear interest. The allowance for doubtful accounts is MPC’s best estimate of the amount of probable credit losses in MPC’s existing accounts receivable. MPC determines the allowance based on historical write-off experience. MPC reviews its allowance for doubtful accounts monthly. Past due balances over 60 days are reviewed individually for collectibility. Past due balances over 90 days are pooled into aging buckets and reserved against based on historical experience. Account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. If circumstances related to specific customers change, MPC’s estimates of the recoverability of receivables could materially change. MPC’s allowance for uncollectible accounts totaled $0.6 million as of July 2, 2005 and $0.8 million at January 1, 2005.

Inventory, Net.   Inventory balances are stated at the lower of cost or market, with cost being determined on an average cost basis approximating first in first out (FIFO). MPC regularly evaluates the realizability of its inventory based on a combination of factors including the following: historical usage rates, forecasted sales or usage, estimated service period, product end-of-life dates, estimated current and future market values, service inventory requirements and new product introductions, as well as other factors. If circumstances related to MPC’s inventories change, MPC’s estimates of the realizability of inventory could materially change. At July 2, 2005 MPC’s inventory valuation allowance totaled $9 million, and at January 1, 2005 MPC’s inventory valuation allowance totaled $8.5 million and is recorded as a reduction of inventory on MPC’s consolidated financial statements.

Acquired Intangibles, Net.   Other intangible assets are accounted for in accordance with Statement of Financial Accounting Standards (SFAS) No. 142, “Goodwill and Other Intangible Assets,” which requires that intangible assets with estimable useful lives be amortized over their estimated useful lives, and be reviewed for impairment when changes in circumstances indicate that their carrying amounts may not be recoverable in accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” Acquired intangibles are amortized on a straight-line basis over their estimated useful lives that generally range from 1 to 5 years with a majority being amortized over a period of 5 years.

Long-Lived Assets.   Equipment and software are stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives, primarily three to five years. Additions, improvements and major renewals are capitalized. Maintenance, repairs and minor renewals are expensed as incurred. Leasehold improvements are depreciated over the life of the lease or the asset, whichever is shorter. Equipment held for lease is depreciated over the initial term of the lease to the equipment’s estimated residual value.

MPC assesses the recoverability of its long-lived assets whenever adverse events or changes in circumstances or business climate indicate that expected undiscounted future cash flows related to such long-lived assets may not be sufficient to support the net book value of such assets. If undiscounted cash flows are not sufficient to support the recorded assets, impairment is recognized to reduce the carrying value of the long-lived assets to their estimated fair value. Cash flow projections, although subject to a degree of uncertainty, are based on trends of historical performance and management’s estimate of future performance, giving consideration to existing and anticipated competitive and economic conditions. Additionally, in conjunction with the review for impairment, the remaining estimated lives of certain of MPC’s long-lived assets are assessed. No provision for impairment has been recorded in these consolidated financial statements.

Deferred Revenue.   Deferred revenue includes amounts billed to or received from customers for which revenue has not been recognized. This generally results from deferred software maintenance sold by MPC to its customers, which are provided by MPC’s third party vendors, and which include term-based licenses, which are recognized over the term of the contract, which generally range from 1-4 years. Also included in deferred revenue is revenue from the sale of enhanced and extended warranties, which are recognized as the related services are provided, which generally range from 3-5 years. These enhanced/extended warranties are deferred based on guidance provided in Technical Bulletin 90-1 and are deferred based on the list price, net of any discounts offered to the customer.

Prepaid Maintenance and Warranty Costs.   Prepaid maintenance and warranty costs include amounts paid to third party software vendors, outsourced providers of warranty fulfillment services and technology insurance vendors for which the related revenue has been deferred. These costs are recognized ratably with the related revenue.

Royalties.   MPC has royalty-bearing license agreements allowing it to sell certain hardware and software products and to use certain patented technology. Royalty costs are accrued and included in cost of goods sold when the related sale is recognized.

Accrued Warranties.   MPC records warranty liabilities at the time of sale for the estimated costs that may be incurred under its basic limited warranty. The specific warranty terms and conditions vary depending upon the product sold, but generally include technical support, repair parts, labor and a period ranging from 90 days to five years. Factors that affect MPC’s warranty liability include the number of installed units currently under warranty, historical and anticipated rates of warranty claims on those units, and cost per claim to satisfy MPC’s warranty obligation. MPC regularly reevaluates its estimate to assess the adequacy of its recorded warranty liabilities and adjust the amounts as necessary. If circumstances change, or a dramatic change in the failure rates were to occur, MPC’s estimate of the warranty accrual could change significantly.

New Accounting Pronouncements

In December 2004, the FASB issued SFAS 123R “Share-Based Payment,” a revision to FASB No. 123, SFAS 123R replaces existing requirements under SFAS No. 123 and APB Opinion NO. 25 and requires public companies to recognize a compensation expense an amount equal to the fair value of share-based payments granted, such as employee stock options. This is based on the grant-date fair value of those instruments. SFAS 123R also affects the pattern in which compensation cost is recognized, the accounting for employee share purchase plans and the accounting for income tax effects of share-based payment transactions. For non-public entities, SFAS 123R will be effective for interim periods beginning after December 15, 2005. MPC is currently determining what impact the proposed statement would have on its results of operations and financial position. The impact will largely be due to the selection of either the Black-Scholes or the binominal lattice model for valuing options. The adoption of this standard will have no impact on MPC’s cash flows.

In November 2004, the FASB issued SFAS No. 151, “Inventory Costs: an amendment of ARB No. 43, Chapter 4,” to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs and wasted material. SFAS No. 151 is effective for inventory costs incurred during fiscal years beginning after June 15, 2005. We do not believe the provision of SFAS No. 151, when applied, will have a material impact on our financial position, results of operations or cash flows.

In December 2004, the FASB issued SFAS No. 153, “Exchanges of Non-monetary Assets,” which amends a portion of the guidance in Accounting Principles Board Opinion (APB) No. 29, “Accounting for Non-monetary Transactions.” Both SFAS no. 153 and APB No. 29 require that exchanges of non-monetary assets should be measured based on fair value of the assets exchanged. APB No. 29, however, allowed for non-monetary exchanges of similar productive assets. SFAS No. 153 eliminates that exception and replaces with a general exception for exchanges of non-monetary assets that do not have commercial substance. A non-monetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. SFAS No. 153 is effective for non-monetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. Any non-monetary asset exchanges will be accounted for under SFAS No. 153; however we do not expect SFAS No. 153 to have a material impact on our financial position, results of operations or cash flows.

Quantitative and Qualitative Disclosures About Market Risk

MPC is subject to interest rate risk on its credit facility. MPC’s obligations under the new facility is a floating rate based on LIBOR plus 3%. As interest rates rise MPC will be subject to higher interest payments if outstanding balances remain unchanged.

Currently most sales are in the United States. All of MPC’s foreign sales and purchases of product are denominated in U.S. Dollars minimizing its foreign currency risk. All of MPC’s international suppliers, mostly from Asia, denominate contracts in U.S. Dollars thereby eliminating foreign currency risk. In the future MPC may not be successful in negotiating most of its international supply agreements in U.S. Dollars thereby increasing MPC’s foreign currency risk. Amounts MPC pays for components from international suppliers could be affected by a continued weakening of the U.S. Dollar as compared with other foreign currencies. MPC currently has no foreign exchange contracts, option contracts or other foreign currency hedging arrangements. Management continues to evaluate MPC’s risk position on an ongoing basis to determine whether foreign exchange hedging strategies may need to be employed.

As of July 2, 2005, MPC had an account due from an agency of the U.S. government that represented approximately 20% of its trade account receivables. Historically, U.S. government agencies have paid amounts due to MPC, though delays in payment are not uncommon. MPC has never had a write-off of a U.S. government receivable. No other customer accounts for more than 10% of MPC’s receivable balance.

MPC depends on third party suppliers for substantially all the components in its PC systems. For example, MPC relies on Intel for its processors and motherboards and Microsoft for its operating systems and other software. Additionally, MPC maintains several single-source supplier relationships primarily to increase its purchasing power with these suppliers. If shortages or delays arise, the prices of these components may increase or the components may not be available at all. MPC currently does not have long-term supply contracts with any of its suppliers that would require them to supply products to MPC for any specific period or in any specific quantities, which could result in shortages or delays. Supplier risks may in addition be affected by liquidity restraints.

Related Party Transactions

For the three and six-month periods, MPC sells its products to companies affiliated with Gores Technology Group; these transactions are considered arms length on a basis no less favorable than could be obtained from an unaffiliated third party. Net sales to GTG affiliated companies were less than $0.1 million for each of the three months period ended April 2, 2005 and the six-month period ended July 2, 2005.

MPC provides various administrative services to GTG affiliated companies. Those services include payroll processing, legal, sales tax, human resources consulting and information technology services. Charges for these services are determined on an arms-length basis at cost plus 10%. Administrative services invoiced to GTG affiliated companies, net of expenses were less than $0.1 million for each of the three months period ended April 2, 2005 and the six-month period ended July 2, 2005. MPC ceased performing these functions upon consummation of the merger with HyperSpace.

MPC has paid management fees to GTG for management support and oversight until the end of Fiscal 2004. MPC did not pay related party management fees for the three or six month periods in 2005 and will not pay any such fees to Gores after the merger with HyperSpace.

In March 2005, MPC entered into a distribution agreement for the sale of HyperSpace’s software products to its customers. There have been no material sales to date.